UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2005

ENDOCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware State or Other Jurisdiction of Incorporation)	0-27212 (Commission File Number)	33-0618093 (I.R.S. Employer Identification Number)

201 Technology Drive
Irvine, California 92618
(Address of Principal Executive Offices, including zip code)

(949) 450-5400
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02
SIGNATURES

Item 5.02	Departure of Directors or Principal Officers; Election of Officers; Appointment of Principal Officers.

On February 22, 2005, the Board of Directors (the “Board”) of Endocare, Inc. (the “Company”) executed an Action by Unanimous Written Consent to increase the size of the Board to six (6) directors and to elect Eric S. Kentor as a new director, effective February 22, 2005, to serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. The Company expects that at a future date Mr. Kentor will be appointed to the Compensation Committee of the Board. There are no arrangements or understandings between Mr. Kentor and any persons pursuant to which he was selected as a director, nor are there any transactions between the Company and Mr. Kentor that are reportable under Item 404(a) of Regulation S-K.

Mr. Kentor, age 45, is an independent business consultant, primarily to health care technology companies. From 1995 until 2001, he was Senior Vice President, General Counsel and Corporate Secretary of MiniMedi, Inc., a company engaged in the design, development, manufacture and marketing of advanced systems for the treatment of diabetes. Mr. Kentor served as an original and permanent member of MiniMed’s Executive Management Committee, which was charged with overseeing the day-to-day operations of the company and executing its corporate strategic plan. MiniMed, Inc. was acquired by Medtronic, Inc. in 2001. From 1994 to 1995, Mr. Kentor served as Vice President and Executive Counsel of Health Net Health Plans. From 1987 to 1994, Mr. Kentor practiced with the law firm McDermott, Will & Emory, where he was elected partner. Mr. Kentor holds a B.A. from the University of California, Los Angeles and a J.D. from UCLA School of Law.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOCARE, INC.
February 23, 2005	By:	/s/ Michael R. Rodriguez
Michael R. Rodriguez
Senior Vice President, Finance and Chief Financial Officer